UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

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☐ Soliciting Material Pursuant to §240.14a-12

TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Friday, May 24, 2013, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings Chairman and Chief Executive Officer

March 29, 2013

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2013 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Friday, May 24, 2013, at 1:00 p.m. to consider and vote upon:

1.	The election of the eleven nominees for director named in the attached proxy statement for a term expiring at the 2014 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2013; and

4.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary

March 29, 2013

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 24, 2013, and at any adjournment thereof. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March  29, 2013.

Voting at the Meeting

The Board has fixed the close of business on March 18, 2013 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 53,625,684 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, the Company’s Amended and Restated By-Laws require the affirmative vote of a majority of the votes cast at the meeting. Abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the advisory vote regarding the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome.

1.	Election of Directors

Board of Directors—Nominees for Election

Each of the eleven nominees to be voted on at the Annual Meeting is nominated for election for a one-year term. All of the nominees are currently directors of the Company, whose terms expire at the annual meeting of shareholders in 2013. The nominees are Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger, III, E.V. Goings, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché, and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following is information concerning the nominees for election as director for a term expiring at the annual meeting of shareholders in 2014, each of whom has a term expiring at the annual meeting of shareholders in 2013. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

CATHERINE A. BERTINI, Professor of Public Administration and International Affairs, Syracuse University, since August 2005. Ms. Bertini was a chief executive officer of a non-governmental international organization with a $1.9 billion budget and operations in over 80 countries, and has extensive experience in dealings with international organizations. Age 62. First elected: 2005.

SUSAN M. CAMERON, retired chairman and CEO of Reynolds American Inc., an $8 billion publicly traded company, from 2006-2011. Prior to that, she was President and CEO from 2004-2006. Ms. Cameron currently serves on the board of R.R. Donnelly & Sons Company, and within the past five years has served as a director of Reynolds American, Inc. Ms. Cameron has served as a chief executive officer of a public company and has considerable experience in the marketing function for international, name-brand consumer products, in addition to having served on boards of other public companies. Age 54. First elected: 2011.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Mr. Cloninger serves as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s industry and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age 65. First elected: 2003.

E.V. GOINGS, Chairman and Chief Executive Officer of the Company since October 1997. Over the past five years, Mr. Goings has served on the board of R.R. Donnelley & Sons Company. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct-to-consumer marketers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age 67. First elected: 1996.

JOE R. LEE, retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates restaurant chains. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Over the past five years, Mr. Lee has served as a director of SunTrust Bank of Central Florida, N.A. Mr. Lee has served as a chief executive officer and chief financial officer of a public company, has considerable experience with name brand consumer products and possesses financial expertise, in addition to having served on boards of other public companies. Age 72. First elected: 1996.

ANGEL R. MARTINEZ, Chair of the Board, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005. Mr. Martinez serves as a chairman and chief executive officer of a public company and has considerable experience in the marketing function for name brand consumer products, in addition to having served on the board of another public company. Age 57. First elected: 1998.

ANTONIO MONTEIRO DE CASTRO, retired Chief Operating Officer of British American Tobacco Company, a position held from January 2004 until December 2007. Mr. Monteiro de Castro served as a director of Reynolds American, Inc. within the past five years. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of a large foreign market which represents a significant opportunity for the Company, has brand management and financial experience, and has served as a director of another U.S. public company. Age 67. First elected: 2010.

ROBERT J. MURRAY, retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer from December 1995 until January 2004. Mr. Murray serves as a director of IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Mr. Murray served as a director of Delhaize Group within the past five years. Mr. Murray has served as a chief executive officer of a public company, possesses financial expertise and has managed a division of a large foreign-based name brand consumer products company, in addition to having served on boards of other public companies. Mr. Murray brings operating experience from outside the United States. Age 71. First elected: 2004.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since January 2005. Over the past five years, Mr. Parker has served as a director of SFN Group, Inc. Mr. Parker has served as a chief executive officer of a public company, has experience in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s Board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a $3.6 billion fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Age 69. First elected: 1997.

JOYCE M. ROCHÉ, retired in 2010 as President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, after serving since September 2000. Ms. Roché serves as a director of AT&T Inc., Dr. Pepper Snapple Group and Macy’s, Inc. In addition, over the past five years, Ms. Roché has served on the board of Anheuser-Busch Companies, Inc. and May Department Stores. Ms. Roche has served as a chief operating officer of a public company and has considerable experience in the marketing function for a large direct-to-consumer beauty products company, in addition to having served on boards of other public companies. Age 65. First elected: 1998.

M. ANNE SZOSTAK, President and CEO of Szostak Partners LLC, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Ms. Szostak serves as a director of Belo Corporation, IDEXX Laboratories, Inc. and Dr. Pepper Snapple Group. In addition, over the past five years, Ms. Szostak has served on the boards of Choicepoint, Inc. and SFN Group, Inc. Ms. Szostak has served in executive positions in a large public company and has considerable experience in executive compensation and human resources, in addition to having served on boards of other public companies. Age 62. First elected: 2000.

Vote Required and Resignation Policy

To be elected, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board of Directors, which may be conditioned on acceptance by the Board of Directors. If a resignation is so conditioned on acceptance by the Board of Directors, the Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the Inspector or Inspectors of Election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Board Committees

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held seven meetings in 2012, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”); evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. It also reviews and makes recommendations to the Board of Directors concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. Members of the Audit

Committee are Mr. Cloninger (Chairperson), Ms. Bertini, Ms. Cameron and Messrs. Martinez and Parker. All such members are independent in accordance with New York Stock Exchange listing standards, and the Board has determined that one member of the Audit Committee (Mr. Cloninger) is an audit committee financial expert, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held five meetings in 2012, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for corporate officers, and recommends for approval of the full Board of Directors the compensation for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While the Compensation Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, as a general matter it delegates this role to senior management. The Company’s executive vice president and chief human resources officer and chief executive officer recommend all officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. Members of the Compensation Committee are Ms. Roché (Chairperson), Ms. Szostak and Messrs. Lee, Monteiro de Castro and Murray. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2012, the Compensation Committee engaged Aon Hewitt to provide a variety of services, including an evaluation of executive compensation trends, review of compensation regulations, laws and relevant accounting pronouncements, review of management’s recommendations regarding compensation levels and plan design, review of incentive plan performance target practices, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Aon Hewitt to provide similar services in 2013. The total fees for such services in 2012 were $175,000. Aon Hewitt provided services to the Corporation during 2012 in addition to those provided to the Compensation Committee. The additional services consisted of consulting on a variety of health and welfare benefit matters and brokerage of insurance coverages, and the total fees for such additional services in 2012 were $980,000. Such additional services were requested by the Corporation without the approval of the Compensation Committee or the Board of Directors. Included in this amount was $614,000 and $366,000 for (i) insurance and insurance related services and (ii) employee benefit and related consulting services, respectively. Insurance and insurance related services will not be provided by Aon Hewitt beginning in 2013. The Compensation Committee does not believe that any of the work performed by Aon Hewitt during 2012 raised a conflict of interest.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held two meetings in 2012, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. The Nominating Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. The Nominating Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s chief executive officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. Members of the Nominating Committee are Mr. Murray (Chairperson), Ms. Roché, Ms. Szostak, and Messrs. Cloninger and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards.

Executive Committee

The Executive Committee, which did not meet in 2012, has most of the powers of the Board and can act when the Board is not in session. Members of the Executive Committee are Mr. Goings (Chairperson), Ms. Roché and Messrs. Cloninger, Murray and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2012. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company’s website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s 11 directors attended the Annual Meeting of Shareholders in 2012, except for Mr. Martinez.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors (Audit, Finance and Corporate Responsibility Committee, Nominating and Governance Committee, and Compensation and Management Development Committee). The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. Current copies of these corporate governance documents may be viewed by accessing the Company’s website at www.tupperwarebrands.com. The Company will, to the extent required by law or regulation, disclose on its website waivers of or amendments to its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, makes such distribution if so determined, and oversees reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the Board of Directors are located at TupperwareBrands.com\InvestorRelations\CorporateGovernance\GovernanceDocuments\CodeofConduct. While this communication access is intended primarily to accommodate matters involving the code of conduct, the Board of Directors invites interested parties to contact it on any topic of interest through TupperwareBrands.com\InvestorRelations\CorporateGovernance\Board of Directors, or in writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication can be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware.” The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Presiding Director, Mr. Robert J. Murray, acts as the chairperson of the executive sessions of the non-management members of the Board.

The Board of Directors has affirmatively determined that each of the following non-management members of the Board (or entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and therefore that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger, III, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché and M. Anne Szostak.

Diversity

The Board of Directors values diversity as a factor in selecting members to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience.

Risk Oversight

The Board of Directors’ involvement in risk oversight involves the Audit Committee, the Compensation Committee and the full Board of Directors. The Audit Committee receives materials on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk, and risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board of Directors, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee regarding risks. In addition, on an annual basis, the full Board of Directors receives a presentation by management regarding the risk management process, currently identified risks and associated responses to those risks.

Board Leadership Structure

The Board of Directors has chosen to combine the roles of chairman and chief executive officer and to have an independent Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and Chief Executive Officer, approving schedules, agendas and materials sent to the Board, oversight of the Board of Directors and CEO evaluation processes, and coordination of the director candidate interview process. He also advises the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board of Directors committee membership, chairs and rotation. He has the authority to call meetings of the independent directors, including if requested by major shareholders of the Corporation, and is available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed decisions. As a consequence, the Board has determined that no significant benefit would be realized at this time by separating the roles of chairman and chief executive officer. Mr. Robert J. Murray currently serves as Presiding Director.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 18, 2013 by each director and nominee for election, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 2.03 percent. All directors and executive officers as a group own 4.14 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 18, 2013(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	7,994	—	9,101	1,500	18,595
Susan M. Cameron	2,240	—	148	—	2,388
Kriss Cloninger III	21,395	—	—	1,500	22,895
E.V. Goings	22,423	—	914,799	150,000	1,087,222
Simon C. Hemus	21,710	—	—	100,000	121,710
Joe R. Lee	37,407	—	4,000	1,500	42,907
Angel R. Martinez	11,613	4,640	7,958	1,500	25,711
Antonio Monteiro de Castro	—	12,088	1,439	—	13,527
Pablo M. Muñoz	130	—	—	20,359	20,489
Robert J. Murray	22,195	—	6,360	1,500	30,055
David R. Parker	15,230	—	11,461	1,500	28,191
Michael S. Poteshman	56,576	—	89,133	—	145,709
Joyce M. Roché	0	15,536	19,535	1,500	36,571
Christian E. Skroeder	38,294	—	108,532	—	146,826
M. Anne Szostak	18,159	—	—	1,500	19,659

Subtotal	275,366	32,264	1,172,466	282,359	1,762,455

All directors and executive officers as a group (26) (including the individuals named above)	371,702	74,082	1,489,606	284,626	2,220,016

(1)

Includes stock options and restricted stock units granted under the Company’s 1996, 2000, 2002, 2006 and 2010 Incentive Plans and the Director Stock Plan. In addition, it includes the estimated shares of common stock that will be paid in lieu of Director’s fees at the end of the first quarter of 2013.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC	3,114,879	(1)	5.571
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc	4,743,594	(2)	8.58
40 East 52nd Street
New York, NY 10022

(1)

Based upon a Schedule 13G/A filed on February 14, 2013, as of December 31, 2012, FMR LLC indirectly held 3,114,879 shares of Tupperware Brands Corporation common stock, with sole voting power over 813,219 of such shares and sole dispositive power with respect to all such shares. The entities comprising the FMR LLC group include FIL Limited, Strategic Advisors, Inc. and Pyramis Global Advisors Trust Company.

(2)

Based upon a Schedule 13G/A filed on February 1, 2013, as of December 31, 2012, BlackRock, Inc. indirectly held 4,743,594 shares of Tupperware Brands Corporation common stock, with sole dispositive power with respect to such shares and sole voting power with respect to such shares. The entities comprising the BlackRock, Inc. group are: BlackRock Japan Co. Limited, BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Capital Management, Inc., BlackRock Asset Management Australia Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Deutschland, A.G., BlackRock Investment Management, LLC, BlackRock International Ltd and BlackRock Fund Managers Limited.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers and directors were complied with for the Company’s 2012 fiscal year, with the exception of a Form 4 reporting a gift, inadvertently filed late by Ms. Joyce M. Roché, a director.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 29, 2012 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(5)
Equity compensation plans approved by security holders(1)	3,447,593	(2)	37.15	(3)	4,815,763
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	3,447,593		37.15		4,815,763

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan, 2010 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance shares have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)	All of such shares could be used for any form of stock awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors of the Company has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations shall be to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for eleven years. In fiscal year 2012, her compensation was 140,191 euros. This transaction has been reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 29, 2012, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control system in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2012 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012.

Audit, Finance and Corporate Responsibility Committee

Kriss Cloninger III, Chairperson

Catherine A. Bertini

Susan M. Cameron

Angel R. Martinez

David R. Parker

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

The Company maintains a compensation program which is intended to attract and retain talented individuals for the benefit of furthering the balanced interests of the Company, its shareholders and employees. The Compensation and Management Development Committee of the Board of Directors (the “Committee”), which oversees the Company’s executive compensation programs and approves compensation elements for its officers, is made up of independent directors. In designing the program, the Committee strives to maintain a strong correlation between the pay practices of the Company and the Company’s long- and short-term performance.

2012 Highlights and Summary

The Committee strives to promote pay-for-performance in its general decision making. Pay-for-performance is generally seen as correlating the overall annual total compensation opportunity to the Company’s performance against certain financial measures. Generally for 2012, the Company focused on three key performance metrics in designing its total target compensation for the officer population. These three metrics were net income (and/or segment profit for individuals with oversight of portions of the Company’s operations), cash flow and earnings per share. The Company and the Committee believe that focusing on these three metrics promotes the Company’s long-term growth and shareholder value. Performance can also be influenced on an individual basis by factoring in non-financial metrics such as individual leadership, changes in role, outstanding innovation, growth in sales force and an individual’s influence on other non-incentive specific financial measures such as growth in sales and revenue, return on invested capital and total shareholder return.

In setting the goals under the Company’s incentive plans, the Committee uses segment profit and net income in constant currency and excluding certain items. Earnings per share goals are set using the net income goal along with an amount of diluted shares. Cash flow goals are set in relation to the segment profit/net income goals with provision made for amounts to be invested to support continued sales growth. See page 16 for reconciliations of GAAP net income and cash flow from operating activities, net of investing activities, to the comparable measures for incentive purposes. These metrics are used in the incentive plans because they are considered to be measures that can be directly impacted by strategies developed by management, which when successfully implemented will lead to good growth with an efficient use of capital that should produce good total shareholder return.

In 2012, the Company had another good year of net income and diluted earnings per share growth, and success in converting net income into cash flow. The following table illustrates the Company’s key financial metrics.

Net Income Growth as measured for incentive purposes	2012	12.2%
	2011	11.6%
	2010	14.0%

Diluted Earnings Per Share Growth as measured for incentive purposes	2012	22.0%
	2011	16.4%
	2010	13.0%

Cash from Operating Activities, Net of Investing Activities, as measured for incentive purposes and as a percentage of Net Income for incentive purposes	2012	87.1%
	2011	83.4%
	2010	104.6%

Return on Invested Capital(1)	2012	18.7%
	2011	20.5%
	2010	21.4%

Total Shareholder Return(2)	2012	14.7%
	2011	18.5%
	2010	4.7%

(1)	U.S. GAAP net income with the after-tax impact of net interest added back using an estimated marginal tax rate of 38% divided by 5-quarter average of shareholders’ equity plus debt.

(2)	Annual rate of return reflecting share price change and reinvested dividends, during the fiscal year.

In addition to the results outlined in the table above, the Company continued its share repurchase program during 2012, repurchasing in the open market a total of 3.3 million shares for $200.0 million, and declared 2012 dividends on its common stock of $1.44 per share. Also, in January 2013, the Company announced an $800 million increase in its share repurchase authorization to $2 billion and a 72% increase in its quarterly dividend declaration to $2.48 per share on an annualized basis.

Named Executive Officers for 2012

For 2012, the five most highly compensated executives of the Company (the Named Executive Officers, or “NEOs”) were:

Name	Title
E.V. Goings	Chairman & Chief Executive Officer
Simon C. Hemus	President & Chief Operating Officer
Michael S. Poteshman	EVP & Chief Financial Officer
Pablo M. Muñoz	Group President, Americas
Christian E. Skroeder	Group President, Asia Pacific

2012 Say-On-Pay Advisory Vote

At its 2012 annual meeting of shareholders, the Company conducted an advisory vote regarding the Company’s executive compensation program. Of the votes cast, 96 percent were in favor of the Company’s existing executive compensation program. The Company has not subsequently made changes to its executive compensation program; however, the Committee does monitor changes in market and regulatory focus, regularly considering shifts in compensation policies and practices where warranted.

Principles for Compensation Design

The Company’s executive compensation program:

•

Includes a level of base salary and total direct compensation elements, considering pay for similar roles in the external marketplace (as discussed below under the heading “Compensation Benchmarking”).

•

Emphasizes pay-for-performance through variable compensation plans addressing short-term, mid-term and long-term performance—namely, the Annual Incentive Program, Gainsharing Programs, Performance Share Program, and stock options.

•	Includes elements that directly align management compensation with long-term shareholder value creation.

•	Provides a balance between rewarding for share price improvement and the financial drivers of share price, while managing risk and providing flexibility.

•	Measures financial drivers that are consistent with the Company’s business strategies and outcomes as described in the table below.

•	Provides adequate fixed compensation, with limited use of executive perquisites, and a total compensation opportunity to attract and retain high quality executives.

The table below summarizes the executive compensation programs, taking into consideration strategic and operational impact.

Program	Measures used to Determine Amount of Compensation	Focus	Strategic and Operational Impact
Base salary, benefits, retirement programs and perquisites	– External Marketplace	– Short-term	Provide the foundation for attracting, motivating and retaining top executive talent

Annual Incentive Program*	– Net Income – Segment Profit – Cash Flow	– Short-term	Drive revenue, profitability and cash flow growth in all markets and groups of markets

Gainsharing Programs	– Segment Profit	– Mid-term	Drive additional penetration or performance in important markets and groups of markets

Equity Programs*:			Drive shareholder return and, in limited circumstances, serve as a retention vehicle
Performance Share**	– EPS – Cash flow	– Mid-term
Stock Options**	– Stock price	– Long-term
Restricted Stock	– Stock price	– Long-term

*	Profitability and cash flow for incentive purposes are not measured on a U.S. GAAP basis. See p. 19 for how profitability and cash flow are measured for incentive purposes.

**	Data about the external marketplace is used to determine the appropriate target level of opportunity under an award and is further described in the Compensation Benchmarking Section below.

The Committee believes that the Company’s pay-for-performance philosophy is illustrated in the relationship of Cumulative Shareholder Return in comparison to the CEO’s compensation over a five-year period.

(1)	As reported in the Summary Compensation Table

Role of the Committee and Management in Compensation Decisions

The Committee is responsible for determining all compensation arrangements for officers of the Company, including each of the NEOs. As discussed above under “Board Committees” the Committee works closely with its independent consultant, Aon Hewitt, to determine the market-based compensation arrangements for the Company’s officers.

Recommendations for compensation of officers are made to the Committee by management and the CEO, excluding compensation of the CEO. The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors on the full board. Recommendations are influenced by both market-based and non-market based factors including Comparator Peer Group role-based pay and mix, individual performance against objectives, leadership and other factors including but not limited to changes in role or changes in the scope of role, historical compensation adjustments and tenure within position. See the “Administration and Oversight” section of this proxy statement on page 24 for additional discussion.

Compensation Practices and Associated Risk

During 2012, the Committee reaffirmed, with the assistance of its independent compensation consultant, that the current elements of the Company’s compensation system do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. This determination has been reached in consideration of the following design elements within the Company’s various compensation programs, policies and practices: mixture of cash and equity compensation; mixture of performance time horizons; use of multiple transparent financial metrics; use of capped awards; use of required stock ownership amounts at senior management levels; a broad clawback policy; and a rigorous auditing, monitoring and enforcement environment. See the Risk Oversight section of this proxy statement on page 6 for additional discussion.

Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s officers, the Committee takes into account both types and levels of compensation for a Comparator Peer Group in addition to generally available survey information provided by multiple sources. Each of the Comparator Peer Group data and the general industry executive compensation survey data is weighted 50 percent. Advantages of using multiple data sources include mitigating year-over-year fluctuations in a single data source, creating greater stability in the compensation planning process, and identifying consensus or inconsistencies among and between data sources, allowing a better understanding of the market.

The Comparator Peer Group consists of public companies which were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenues, percentage of revenues outside the United States and, to a lesser extent, market capitalization). The Committee believes that these criteria have resulted in the selection as peers of businesses in which the Company is engaged or against which it competes for executive talent. The Comparator Peer Group companies are reviewed annually by the Committee for continued appropriateness.

The 2012 Comparator Peer Group includes companies that:

•	Market product lines in household durables and nondurables, personal products including beauty and consumer goods including plastic products;

•	Operate using direct–to-consumer and network marketing distribution methods; and

•	Market branded products in the food and beverage category.

In 2012, the Comparator Peer Group included companies with 2011 revenues between $0.9 and $11.3 billion, median 2011 revenues of $3.7 billion, and a median equity market value of $5.6 billion as reported in December 2011. The comparable 2012 revenue and fiscal year-end equity market value of the Company were $2.6 billion and $3.4 billion, respectively.

The 2012 Comparator Peer Group consisted of the following 20 companies, which were the same companies used to evaluate 2011 compensation:

Comparator Peer Group Selection Category	Company	Fiscal 2011 Revenue (B)	December 2011 Equity Market * (B)
Consumer Products	• Aptar Group, Inc.	$2.34	$3.45
	• Beam Inc.	2.26	7.96
	• Church & Dwight Co. Inc.	2.75	6.55
	• Energizer Holdings, Inc.	4.65	5.11
	• Jarden Corp.	6.68	2.71
	• Newell Rubbermaid Inc.	5.86	4.68
	• Snap-on Inc.	2.98	2.94
	• The Clorox Company	5.23	8.78
	• Tiffany & Co.	3.64	8.41
	• Williams-Sonoma Inc.	3.72	3.96
Beauty	• Elizabeth Arden, Inc.	1.18	1.07
	• Estee Lauder Companies Inc.	8.81	13.10
Network Marketers	• Herbalife Ltd.	3.45	6.01
	• Nu Skin Enterprises Inc.	1.74	3.02
Direct-to-Consumer	• Avon Products Inc.	11.29	7.53
	• Blyth, Inc.	0.89	0.47
Food & Beverage	• Campbell Soup Co.	7.72	10.59
	• Dr. Pepper Snapple Group, Inc.	5.90	8.46
	• McCormick & Co. Inc.	3.70	6.69
	• The Hain Celestial Group, Inc.	1.13	1.62
Comparator Peer Group Median		3.67	5.56
Tupperware Brands Corporation		2.59	3.21
~ Percentile		29%	29%

*	As reported in a Comparator Peer Group analysis, provided by the Committee’s external consultant.

Companies included in the general industry executive compensation survey data varied by survey source and ranged between 100 and 500 companies having revenue in a range similar to the Company, generally between $1 billion and $5 billion.

All elements of salary and incentive compensation, except Gainsharing Programs, are materially affected by the benchmarking process. While the Company’s incentive compensation programs are generally targeted to the 50th percentile of the external market (except for the CEO and COO who are targeted at the 75th percentile), compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted market level. Gainsharing Programs are not included in the benchmarking process since these programs are intended to incentivize performance above and beyond what benchmarked compensation is intended to deliver. Gains from past incentives are also not factored into the establishment of target compensation or other remuneration programs, such as for retirement.

When making compensation decisions, the Committee considers market-based data, calculated as described above, on base salary, target annual incentive opportunity and long-term incentive program information and the performance of each officer before making its determinations. Each officer position is compared independently to the market-based data for base salary and target annual incentive opportunity.

The Board considers CEO pay in relation to the pay of the COO. The Committee determined, with the assistance of its compensation consultant, that an appropriate ratio of total compensation of the CEO to that of the COO is between 2 and 3 times higher. In 2012, the CEO to COO compensation ratio was 2.36. The measurement excludes change in pension value because the CEO participates in a retirement plan in which the COO is not eligible to participate.

Management provides to the Committee individual tally sheets that afford a complete picture of each executive’s current and historical compensation elements including realizable compensation, as well as each executive’s positioning against the market data. Tally sheets provide both detailed and summary information to enable informed decisions by the Committee.

Elements of Officer Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, officers are compensated through various elements that include a balance of short, mid and long-term focus. Target compensation for officers generally includes base salary, an annual incentive program target award and long-term equity awards. In addition, certain officers with direct responsibility for a portion of the Company’s global operations may receive, at the discretion of the Committee, a Gainsharing Program, designed to reward profit performance over stretch targets. The Company’s CEO, COO, CFO and other similarly global-focused positions were not eligible to participate in a Gainsharing Program during 2012. As business group leaders, Messrs. Muñoz and Skroeder participated in Gainsharing Programs during 2012. Gainsharing Programs are explained further below under the heading “Mid- and Long-Term Incentives”.

Factors considered in setting executive compensation are: (a) level and scope of responsibility; (b) impact upon the business; (c) market competitiveness; and (d) Company goals. The primary elements of short-term cash compensation are base salary and bonus under the Annual Incentive Program (AIP).

Short-Term Cash Compensation

Base Salary

Annual base salary is the keystone to attracting and retaining talented employees, providing a fixed level of income. Generally, all of the Company’s roles are benchmarked to market using salary grading and structures and are aligned with the market data discussed above. On an annual basis, the Company determines what the overall salary increase allocation will be, in consideration of market trends, inflation and expectations related to business needs. For U.S.-based employees, the Company has estimated an annual salary increase budget of 3% for each of 2011, 2012 and 2013. Salary adjustments in addition to merit increases may be made based on positioning relative to the external market and/or job changes during the year.

The following table sets forth the 2012 base salary changes for the Company’s NEOs:

Name	January 1, 2012 Base Salary	2012 Increase in Base Salary	December 29, 2012 Base Salary
E.V. Goings	$1,081,500	4.62%	$1,131,500
Simon C. Hemus	641,700	3.00%	661,000
Michael S. Poteshman	436,000	3.00%	449,100
Pablo M. Muñoz	310,000	4.08%	322,700
Christian E. Skroeder(1)	571,444	3.00%	588,588

(1)

Mr. Skroeder’s salary is depicted above in U.S. dollars, though he is actually paid in Swiss francs. For illustrative purposes, the salary is converted at an exchange rate of $1.092 U.S. dollars per Swiss franc. On January 1, 2012 his base salary was 523,300 Swiss francs, and on December 31, 2012 his base salary was 539,000 Swiss francs.

The Committee reviews officer base salaries annually during its February meeting. In 2012, Mr. Goings and Mr. Muñoz received salary adjustments of 4.62% and 4.08%, respectively, in response to both a market analysis indicating lower than desired salary positioning and in recognition of strong performance during 2011. Each of the other NEOs received an increase equal to the annual salary increase budget of 3.0%.

Officer salaries are generally compared and targeted to the 50th percentile of the determined market under annual benchmarking exercises as described above. The base salaries for each of the CEO and COO generally approximate the 75th percentile of the market, due to the tenure, experience, performance and abilities of these individuals. When determining the CEO’s base salary, the Committee considers that the CEO’s seasoned experience in the global direct-to-consumer industry and experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products, places the Company at risk, as he is seen as a viable candidate to manage a much larger business. When determining the COO’s base salary, the Committee also considers the COO’s seasoned experience in managing complex, day-to-day global operations.

2012 Annual Incentive Program: Design

The Annual Incentive Program (the “AIP”) is a broad-based employee program emphasizing pay-for-performance by rewarding participants for short-term financial results. Individual AIP payout targets are based on job level and are benchmarked to the external marketplace. Approximately 270 of the Company’s key management employees are eligible to participate in the AIP, including each of the NEOs. As in recent years, the AIP measures used to determine the payout under the program were consolidated net income, or unit segment profit where applicable, and cash flow. The AIP awards for NEOs who hold corporate-wide positions are based entirely on consolidated net income and cash flow, while AIP awards for NEOs who serve as group presidents are based in part on consolidated results and in part on their respective business unit’s segment profit and cash flow results. This design element ties a portion of the incentive compensation to the performance of the NEO’s area of direct responsibility while ensuring the NEO’s focus on overall Company objectives. In all cases, the net income or segment profit measures weigh 70%, and cash flow represents 30% of the total target award, respectively. The AIP incorporates threshold goals under which no award would be paid, and maximum achievement goals which would result in a maximum of 200% of target to be paid. Under the 2012 AIP, achievement of threshold, target or maximum goals results in a 50%, 100% or 200% payout, respectively, under each of the performance related measures, with straight line interpolation calculated between each of the three points.

The following table sets forth the 2012 AIP targets, as a percent of base salary, for the NEOs, which were unchanged from 2011:

Name	2012 AIP Target
E.V. Goings	132.0%
Simon C. Hemus	110.0%
Michael S. Poteshman	71.5%
Pablo M. Muñoz	60.5%
Christian E. Skroeder	60.5%

The Committee may adjust goals during the performance period on a pro-rata basis if an executive’s job significantly changes. Effective July 1, 2012, in conjunction with being named Group President, Americas, the weighting of AIP goals for Mr. Muñoz were modified to reflect the addition of a business unit to the scope of his portfolio. The addition of this unit resulted in a redistribution of the 70% weighted profit / net income goal to include a level of expected profit for the remaining portion of 2012 following the increase in his area of accountability. The breakdown of the 70% AIP net income / segment profit weighted goals changed from 45% group segment profit and 25% worldwide net income to 30% group segment profit, 25% worldwide net income, and 15% for the segment profit of the additional business unit.

2012 Annual Incentive Program: Setting Performance Goals

AIP goals are set in consideration of a wide range of factors, including Comparator Peer Group performance, Company trends, analysts’ expectations, and the external environment. Generally “threshold” goals are set at levels consistent with past performance, albeit at a below target payout level. “Target” goals are set to require solid increases over past results, while “maximum” goals are set to require outstanding performance for full payout. Each of the target and maximum performance goals are determined under separate guidelines measured on an individual unit, or global basis.

In 2012, actual Company net income for incentive purposes was $289.6 million, versus $258.1 million in 2011, measured on a comparable basis at constant foreign exchange rates, and target and maximum level goals were $276.5 million and $292.0 million, respectively. Target net income was 7.0 percent higher than 2011 actual results, and the $292.0 million maximum net income goal was 13.1 percent higher than 2011 actual net income. Company cash flow, as measured for incentive purposes, was $252.1 million, versus 2011 actual of $219.0 million, measured on a comparable basis at constant foreign exchange rates, and target and maximum level goals of $223.5 million and $234.3 million, respectively. Net income and cash flow were measured at the foreign currency exchange rates used to set the goals and excluded unusual items, as described below. The following table illustrates the 2012 AIP goals, results and increase over 2011:

2012 AIP Measure	2012 Threshold (M)	2012 Target (M)	2012 Maximum (M)	2012 Result	2011 Result	Change
Net Income	$258.1	$276.5	$292.0	$289.6	$258.1	12.2%
Cash Flow	210.6	223.5	234.3	252.1	219.0	15.1%

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and costs to modify the Company’s capital structure. The goals and achievement under the AIP are measured at constant foreign currency exchange rates. The adjustments to U.S. GAAP results set forth below for both net income and cash flow are generally for the same items for which the Company presented its results “excluding items” in its earnings release on January 29, 2013.

	2012	2011	Change
GAAP net income	$193.0	$218.3	(11.6%)
Adjustment to state at 2012 incentive exchange rates	8.3	(14.9)
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(7.9)	(3.8)
Amortization of intangibles of acquired beauty units	2.0	2.9
Impairment of purchase accounting intangible assets	76.9	36.1
Re-engineering and impairment charges	22.2	9.6
Impairment of interest rate swaps in connection with new financing	—	19.8
Tax impact of excluded items	(4.8)	(9.6)
Other	(0.1)	(0.3)

Performance for incentive purposes	$289.6	$258.1	12.2%

	2012	2011	Change
Cash flow from operating activities, net of investing activities	$233.9	$205.8	13.7%
Adjustment to state at 2012 incentive exchange rates	6.0	(6.0)
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(7.5)	(3.7)
Re-engineering and impairment charges	4.3	6.4
Impairment of interest rate swaps in connection with new financing	10.4	8.4
Non-cash excess tax benefits from equity plans	12.9	7.3
Significant capital projects budgeted but unspent	(8.3)	0.3
Other	0.4	0.5

Performance for incentive purposes	$252.1	$219.0	15.1%

The 2012 segment profit increase and cash flow amount required for target payout for Mr. Muñoz’ portfolio were 28.3 percent and $96.7 million, respectively, and the segment profit increase and cash flow achieved were 44.3 percent and $100.9 million, respectively. For the additional business unit added to Mr. Muñoz’ AIP goal, profit achieved was slightly below threshold. The segment profit increase and cash flow amount required for target payout for Mr. Skroeder’s operating segment were 12.4 percent and $146.3 million, respectively, and the amount of segment profit increase and cash flow achieved were 22.4 percent and $165.7 million, respectively.

2012 Annual Incentive Program: Payout Calculation

The formula for AIP payout is Year End Base Salary x Target Percent x Weight of Measure x Award Payout Factor. Where applicable this payout amount is pro-rated using the number of weeks each weighting is applicable to any individual measure, by individual employee. As noted above, only Mr. Muñoz’ AIP goals were adjusted during 2012, and as such his AIP payout is pro-rated for 26 weeks under each of the total weightings as described above under the heading “2012 Annual Incentive Program: Design.”

The following table illustrates the 2012 AIP goals, achievement against goals, and final incentive payouts to each of the NEOs. Award amounts are included under the Non-Equity Incentive Plan Compensation column in the 2012 Summary Compensation Table.

Name	Year End Base Salary	Target %	Incentive Measure(s)	Weight of Measure	Thresh- hold ($Mil)	Target ($Mil)	Maximum ($Mil)	Achieve- ment ($Mil)	Award Payout Factor	Award Amount
E.V. Goings	$1,131,500	132.0%	Company Net Income	70%	$258.1	$276.5	$292.0	$289.7	185.0%	$1,934,260
			Company Cash Flow	30%	210.6	223.5	234.3	253.1	200.0%	896,148
										2,830,408

Simon C. Hemus	$661,000	110.0%	Company Net Income	70%	$258.1	$276.5	$292.0	$289.7	185.0%	$941,631
			Company Cash Flow	30%	210.6	223.5	234.3	253.1	200.0%	436,260
										1,377,891

Michael S. Poteshman	$449,100	71.5%	Company Net Income	70%	$258.1	$276.5	$292.0	$289.7	185.0%	$415,849
			Company Cash Flow	30%	210.6	223.5	234.3	253.1	200.0%	192,664
										608,513

Pablo M. Muñoz (First Half of 2012)	$322,700	60.5%	Company Net Income	25%	$258.1	$276.5	$292.0	$289.7	185.0%	$45,149
			Group Segment Profit	45%	76.2	97.7	108.5	110.5	200.0%	87,855
			Group Cash Flow	30%	81.6	96.7	104.2	100.9	155.6%	45,580

Pablo M. Muñoz (Second Half of 2012)			Company Net Income	25%	$258.1	$276.5	$292.0	$289.7	185.0%	$45,149
			Group Segment Profit	30%	76.2	97.7	108.5	110.5	200.0%	58,570
			Group Cash Flow	30%	81.6	96.7	104.2	100.9	155.6%	45,580
			Unit Segment Profit – 2nd Half	15%	43.4	44.5	48.1	39.3	0.0%	0
										327,885

Christian E. Skroeder(1)	$588,588	60.5%	Company Net Income	25%	$258.1	$276.5	$292.0	$289.7	185.0%	$164,701
			Group Segment Profit	45%	145.8	163.9	172.9	178.4	200.0%	320,486
			Group Cash Flow	30%	133.7	146.3	152.7	165.8	200.0%	213,657
										698,844

(1)	Mr. Skroeder’s AIP calculation is illustrated in U.S. dollars though he is paid locally in Swiss francs. The exchange rate used to illustrate the AIP is $1.092 dollars per Swiss franc.

Mid- and Long-Term Incentives

A primary objective of the Company’s compensation program is to further align executive interests with long-term shareholder value creation. The Committee believes that emphasizing mid- and long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of performance-based cash and equity incentives with the objective of supporting development and execution of long-term operational and strategic plans.

Gainsharing Programs

The Company maintains Gainsharing Programs designed to reward significant growth in certain business units or groups of units. Generally, the programs are established as an opportunity to earn cash awards for results which are beyond the AIP maximum opportunity established during the first year of each program (the “Baseline Goal”) over a mid-term period that is typically three years. Key management employees, including officers who hold positions overseeing these units or groups are eligible to participate in Gainsharing Programs. Messrs. Muñoz and Skroeder each currently participate in three-year Gainsharing Programs offering an opportunity to earn as much as $1 million over the entire period. Awards are generally earned as a percentage of profit generated at performance levels beyond the Baseline Goal, in each year. Performance is measured for each full-year of the program at the exchange rates used in establishing the program and awards, if earned, are accrued and paid after the end of the performance period. Each year in which the program’s Baseline Goal is exceeded and earnings are awarded, the Baseline Goal is re-established at the previous year’s result. In a year where the Baseline Goal was not reached in the previous year, the goal remains unchanged. Performance under the program excludes the same items excluded under the AIP. Incremental profit required to achieve the maximum opportunity under running gainsharing programs requires a compound annual growth rate between 9 percent and 40 percent, depending on the portfolio of units managed by the participant.

Mr. Muñoz’ program was established in 2011 and continues through 2013. In February 2012, Mr. Muñoz’ program Baseline Goal was changed due to a restructuring of his portfolio of units. The Baseline Goal was changed from $136.6 million to $80.4 million, with the adjusted Baseline Goal representing the amount which would have been the 2011 Baseline Goal had the new portfolio of units been used to establish the initial target. The percentage of incremental profit to be earned by Mr. Muñoz’ was initially 2.5% and was lowered to 2.2% under the revised program to better align the potential payout with the opportunity for growth among the revised portfolio of units. The 2012 result under Mr. Muñoz’ Gainsharing Program was $114.4 million, an incremental profit of $34.0 million over the Baseline Goal of $80.4 million, resulting in earnings under the program of $730,781. This amount will be deferred until the 2011—2013 performance period has ended, with payment contingent upon achieving at least the same level of profit in 2013.

At its February 2013 meeting, the Committee increased Mr. Muñoz’ Gainsharing Program Baseline Goal for 2013 to take into account his current portfolio.

Mr. Skroeder’s program goals were established in February 2012 for the period from 2012 through 2014, following the completion of his previous Gainsharing Program. The Baseline Goal established for this opportunity is equal to the 2012 AIP maximum profit goal of $172.9 million, and the award provides an earning opportunity of 2.0% of incremental profit over that goal. The 2012 result under Mr. Skroeder’s Gainsharing Program was $178.4 million, an incremental profit of $5.5 million over the Baseline Goal, resulting in earnings under the program of $107,996. This amount will be deferred until the 2012—2014 performance period has ended, with payment contingent upon achieving at least the same level of profit in 2014.

The following table illustrates Gainsharing Program goals achievement and earned amounts for program cycles that included the year 2012 for the participating NEOs. The earned awards are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Name	Performance Period	Performance Measures	2012 Baseline Goal (M)	2012 Achievement (M)	2012 Award Amount Earned
Pablo M. Muñoz	2011 - 2013	Group Segment Profit	$80.4	$114.4	$730,781

Christian E. Skroeder	2012 - 2014	Group Segment Profit	172.9	178.4	107,996

Equity Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including the NEOs, in order to further align their interests with those of the Company’s shareholders and to drive long-term performance. During 2012, NEOs received awards in the form of stock options and performance shares. Target awards were determined based on the level of the participant and by competitive comparisons described under Compensation Benchmarking.

The 2012 equity awards were weighted 60 percent in stock options and 40 percent in performance-based vesting shares. This mix of vehicles, unchanged from 2011, applies to the Company’s annual grant of equity and does not consider one-time awards. The Committee considers this mix to be the most appropriate given the Company’s focus on long-term growth. During 2012, a one-time stock option award was made to Mr. Skroeder, and is described in the following section.

Stock Option Program

Stock options require favorable Company performance in order to create value in the underlying common stock. Stock options represent a majority of total equity incentive value because the Company views stock options as the best vehicle to incent management to take the actions that will lead to stock price appreciation over the long-term. Stock options are generally granted annually, typically in November after the release of third-quarter results. In addition, during February 2012, the Committee approved and awarded a special stock option award to Mr. Skroeder to purchase 24,300 shares, determined with the intent to grant an award with an approximate grant date fair value of $500,000. The award will cliff vest on August 21, 2016, contingent on Mr. Skroeder remaining actively employed through August 21, 2013. The grant is specially designed to ensure that Mr. Skroeder does not provide services to a competitor following retirement, which remains unscheduled.

Performance Share Program

The Company’s officer population is eligible to participate in the Performance Share Program, a three-year stock-based performance program with annual overlapping award cycles. The Performance Share Program provides incentive opportunity based on the overall success of the Company, as reflected through increases in free cash flow and earnings per share. All officers, including each of the NEOs, were granted awards under the 2012 Performance Share Program. Awards are based upon a pre-defined number of performance share units. Consistent with prior years, the number of units earned can vary from no payout for below threshold performance to 150 percent of target for maximum or better performance. This program provides a mid-term performance horizon to financial measures and goals initially established under the AIP, and pays out in shares, creating additional alignment with shareholder interests. Dividends on performance share grants are paid if and when performance has ultimately been achieved and shares become vested.

Earnings per share and free cash flow are measured the same way as under the AIP, i.e., in constant currency and excluding certain unusual items as described above under the heading “2012 Annual Incentive Program: Setting Performance Goals”. The measures include cumulative earnings per share and cumulative free cash flow. The earnings per share goal used for the first year is the net income used for the AIP divided by the estimated number of diluted shares during the first year. The goals for each of the following two years in arriving at the target under the program were until 2011 typically higher than the prior year by a single digit percentage. For the 2012—2014 and 2013—2015 programs, in light of the Company’s significant share repurchase program, the percentage increase for the second and third years includes a high single digit percentage for net income plus an incremental increase for assumed decreases in shares outstanding. The target free cash flow goal is set using the same target cash flow goal as in the AIP for the first year of the program, with the amounts used for the subsequent years increased from that amount by the same percentage as for the net income component of the earnings per share goal.

The 2010—2012 Performance Share Program had a target goal of cumulative earnings per share of $11.39, and a cumulative free cash flow target goal of $678.1 million. In addition to target free cash flow and earnings per share goals, the plan included threshold and maximum goals where the threshold for earnings per share and free cash flow was approximately 10 percent and 7 percent below target, respectively, and the maximum for earnings per share and free cash flow was approximately 10 percent and 7 percent higher than the target goal, respectively. Performance targets used for this program in the 2010 - 2012 cycle for all participants, including each of the NEOs, are set forth in the following table:

2010 - 2012 Performance Share Program Goals	3-Year Cumulative Earnings Per Share	3-Year Cumulative Free Cash Flow
Threshold	$10.25	$630.6
Target	11.39	678.1
Maximum	12.53	725.5

Actual performance under the program was cumulative earnings per share of $13.13 and cumulative free cash flow of $718.0 million resulting in payouts of 146.0 percent of target. The following table illustrates the target number and actual vested number of performance shares under the 2010 - 2012 Performance Share Program, for each of the NEOs, with the exception of Mr. Muñoz who was not an eligible participant at the time of this program’s inception.

Name	2010 - 2012 Performance Share Program
	Target Shares	Program Achievement	Earned Shares Vested
E.V. Goings	26,450	146.0%	38,629
Simon C. Hemus	10,575	146.0%	15,444
Michael S. Poteshman	4,400	146.0%	6,426
Christian E. Skroeder	3,750	146.0%	5,477

Stock Ownership

The Committee requires all officers, including the NEOs, to acquire and hold an amount of Company stock equal to a multiple of annual salary. The CEO’s multiple is five times annual salary and the remaining NEOs’ multiples are three times annual salary. The requirement includes a phase-in period for new officers and counts shares that would be awarded under running performance share programs if forecast performance is achieved. NEOs may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. As of December 29, 2012, all NEOs were in compliance with the Company’s stock ownership requirements.

Health and Welfare Plans and Perquisites

The NEOs receive certain health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. In November 2010, the Committee restricted participation in the executive life insurance program, which provides an additional coverage amount equal to one year’s salary capped at $700,000, to only those executives appointed on or before January 1, 2011. Thereafter, the program is not available to new participants.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contribution on certain charitable gifts, financial and tax planning, and for the CEO and COO annual country club membership dues. Additionally, Mr. Goings is allowed a limited number of hours of personal use of the Company’s aircraft service. During 2012, Mr. Goings did not use the Company leased aircraft for personal travel. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating peer and survey data.

Expatriate Benefits

Mr. Skroeder, as an employee on an international assignment, receives certain expatriate benefits consistent with the Company’s expatriate policy. Expatriate benefits are provided to offer protection to employees, including NEOs, from personal financial losses resulting from international assignments. Expatriate benefits fall into the following categories: goods and services, housing, income taxes, and reserve. The Company’s philosophy is that an expatriate’s reserve (or savings) should remain unaffected by an international assignment, thus allowances may be made for tax services, storage, home leave, language training, relocation costs, immigration fees, and other items that may be considered on a case-by-case basis.

Retirement and Savings Plans

Plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings plan (401(k)) and a supplemental retirement savings plan. Mr. Skroeder, as an employee based in Switzerland, participates in a separate pension plan in lieu of the programs for U.S.-based employees. The CEO also participates in a supplemental executive retirement plan (“SERP”), which was introduced in 2003 as an important retention element of the CEO’s total compensation. No additional SERPs have been or are intended to be implemented. Pursuant to the Company’s Executive Deferred Compensation Plan and Select Deferred Compensation Plan, certain executives, including NEOs based in the United States, may defer compensation. All plans are discussed in detail in the Pension Benefits and 2012 Non-Qualified Deferred Compensation sections.

Change-in-Control and Severance Agreements

The Company has entered into change-in-control agreements with its NEOs. These agreements, which have been designed by the Committee with the advice of Aon Hewitt, are, in the event of a change-in-control, in lieu of the benefits offered under the Company’s severance policy generally applicable to U.S.-based employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide that in the event of a threatened change-in-control, adequate retention devices would be in place to assure that senior management continued to operate the business through the conclusion of a change-in-control transaction. This program serves to attract and retain executives by providing a competitively designed element of executive compensation.

In addition, the Company entered into a severance agreement in 2003 with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without “cause” by the Company or terminated by the CEO with “good reason,” each as defined in the agreement. Other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would reduce on a dollar-for-dollar basis any amounts paid under his change-in-control agreement. The Committee deemed such an agreement, including the level of benefit paid, to be appropriate in the market and to serve as a useful retention device for the CEO. In keeping with good governance practices, the Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control).

Administration and Oversight

The Committee establishes and oversees the Company’s compensation program within the context of its objectives. The Company’s Executive Vice President and Chief Human Resources Officer and CEO recommend all officer-level compensation actions, both equity and non-equity in nature, except with respect to the CEO.

Recommendations are made consistent with the methodology discussed under Compensation Benchmarking, Short-Term Cash Compensation and Mid- and Long-Term Incentives sections. The Committee reviews these recommendations, as well as specific salaries and incentive programs for corporate officers. Based on this review, the Committee recommends for the approval of the full Board of Directors salaries and annual incentive opportunities for executive officers at or above the level of senior vice president, including the NEOs.

Compliance with Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, generally NEO (other than the Chief Financial Officer) compensation over $1 million for any year is not deductible for United States income tax purposes. However, performance-based compensation is exempt from the deduction limit if certain requirements are met. The Committee considers this exemption when making its compensation decisions to the extent practicable, while satisfying the Company’s compensation policies and objectives. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to forego deductibility under Section 162(m).

Recapture of Awards and Payments

The Company has a “clawback” policy under which any previous cash payment, deferral of cash payment, or delivery of common stock for any incentive compensation award payout shall be subject to recovery upon the occurrence of a triggering event. A triggering event is the misstatement of the Company’s previously reported financial results due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. In 2012, no such triggering event or recovery occurred.

Changes to Compensation following 2012

At its meeting in February 2013, during its annual review, the Committee approved changes to officer compensation elements, including those for the NEOs. In consideration of performance during 2012, market positioning and other factors as discussed above, the Committee approved base salary increases for Mr. Goings of 3% to $1,165,445, for Mr. Hemus of 3% to $680,830, for Mr. Poteshman of 4% to $467,064, for Mr. Muñoz of 24% to $400,000 and for Mr. Skroeder of 1.5% to $597,417. Mr. Skroeder’s base salary is paid locally in Swiss francs and was converted to U.S. dollars for the preceding sentence at the exchange rate of $1.092 dollars per Swiss franc. The Committee also approved an initiative to round up individual target award percentages under the AIP program for employees and officers, including those for Messrs. Poteshman and Skroeder, to the nearest whole percentage point. The AIP target for Mr. Poteshman increased from 71.5% to 72%, and the AIP target for Mr. Skroeder increased from 60.5% to 61%. The 2013 AIP target for Mr.  Muñoz was adjusted from 60.5% to 65% related to 2012 performance and retention considerations.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2012 fiscal year and in this 2013 proxy statement. Members of the Committee are:

Joyce M. Roché, Chair

Joe R. Lee

Antonio Monteiro de Castro

Robert J. Murray

M. Anne Szostak

2012 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 29, 2012, December 31, 2011, and December 25, 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
E. V. Goings	2012	$1,142,378	$0	$1,796,025	$2,502,718	$2,830,408	$2,968,738	$622,079	$11,862,346
Chairman & CEO	2011	1,136,448	0	1,785,176	2,375,731	2,225,960	2,985,546	523,465	11,032,325
	2010	1,057,759	0	1,209,823	2,197,743	2,772,000	4,053,888	631,191	11,922,405

Simon C. Hemus	2012	675,363	0	583,125	813,924	1,377,891	n/a	313,484	3,763,787
President & COO	2011	677,323	0	610,574	771,895	1,100,631	n/a	259,893	3,420,315
	2010	623,318	0	483,701	751,694	1,364,000	n/a	252,256	3,474,969

Michael S. Poteshman	2012	464,065	0	314,110	468,891	608,513	17,988	144,891	2,018,458
EVP & CFO	2011	466,513	0	282,014	415,487	474,577	46,184	129,350	1,814,125
	2010	421,867	0	201,256	347,177	502,150	19,854	108,941	1,601,245

Pablo M. Muñoz	2012	337,088	0	223,920	344,050	1,058,666	19,771	81,902	2,065,398
Group President, Latin America	2011	337,238	0	1,137,600	297,330	344,052	49,823	102,296	2,268,339
	2010	279,069	0	50,858	72,263	1,292,600	23,212	67,849	1,785,851

Christian E. Skroeder(7)	2012	590,943	0	223,920	818,763	806,840	272,498	661,916	3,374,880
Group President, Asia Pacific	2011	564,185	0	235,468	297,330	1,002,780	249,200	853,828	3,202,791
	2010	531,266	0	171,525	289,053	972,351	224,960	965,921	3,155,077

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). A portion of the awards included in this column are subject to performance conditions and are reported in the table based on target achievement. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2012, the grant date fair value for each NEO would be as follows: Mr. Goings, $2,694,038; Mr. Hemus, $874,688; Mr. Poteshman, $471,165; Mr. Munoz, $335,880; and Mr. Skroeder, $335,880. The assumptions used in the valuations may be found in Note 14 of the Company’s 2012 Annual Report on Form 10-K.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant-date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 14 of the Company’s 2012 Annual Report on Form 10-K.

(4)

For 2012, the amounts reported in this column represent actual payouts under the Company’s AIP relating to 2012 performance and paid in March 2013. For Messrs. Muñoz and Skroeder, the amount reported in this column also includes $730,781 and $107,996, respectively, representing the amount earned under their respective Gainsharing programs as described above under the heading Mid- and Long-Term Incentives—Gainsharing Programs.

(5)

Amounts represent the actuarial increase in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in the Company’s pension plans. Mr. Skroeder is not a U.S.-based executive and, therefore, is not eligible to participate in the U.S. plans; instead, he is a participant in the Fondation Collective LPP de la Rentenanstalt (the “TEAM Pension Plan”). The following table includes the actuarial increase in the present value of the NEOs’ benefits by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	TEAM Pension Plan		Total
E. V. Goings	$39,038	$183,799	$2,745,901	$	n/a	$2,968,738
Simon C. Hemus	n/a	n/a	n/a		n/a	n/a
Michael S. Poteshman	13,333	4,655	n/a		n/a	17,988
Pablo M. Muñoz	16,656	3,115	n/a		n/a	19,771
Christian E. Skröder	n/a	n/a	n/a		272,498	272,498

The increases reported above are a result of increases in final average earnings, age, and additional years of service, as well as decreases in the effective long-term lump sum conversion interest and pre-retirement discount rates. References to “n/a” mean not applicable.

(6)

For 2012, the All Other Compensation column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues, company car, financial and tax services, life insurance premiums, dividends paid on performance shares vested in 2012 and restricted stock and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. The following table illustrates each of the applicable amounts included in the Summary Compensation Table under the heading All Other Compensation. The amount for Mr. Skroeder also includes an amount paid by the Company related to his contributions provided by the Company pursuant to the TEAM Pension Plan ($102,335). Mr. Skroeder’s noted expatriate assignment benefits are shown in the aggregate of (i) $21,829 for goods and services, (ii) $99,194 for housing, (iii) $318,670 related to payment of foreign taxes and (iv) $86,400 related to home leave reserves.

Name	Executive Physical	Club Dues	Car	Financial / Tax Services	Expat. Benefits	DC Portion of the TW Retirement Savings Plan Company Contributions	DC Portion of the TW Supplemental Plan Company Contributions	Life Insurance Premiums	Company Match on Charitable Contributions	Dividends	All Other Compensation ($)
E. V. Goings	$—	$7,679	$14,089	$—	$—	$21,252	$278,979	$1,773	$—	$298,307	$622,079
Simon C. Hemus	4,267	15,027	13,200	3,375	—	21,399	135,780	1,666	1,250	117,520	313,484
Michael S. Poteshman	4,217	—	13,200	2,559	—	21,399	64,950	1,133	—	37,433	144,891
Pablo M. Muñoz	—	—	13,200	—	—	21,399	44,582	813	—	1,908	81,902
Christian Skroeder	—	—	—	—	526,093	—	—	1,456	—	32,032	661,916

(7)

Mr. Skroeder’s compensation is converted to U.S. dollars from Swiss francs using the year-end exchange rate for each year reported, 1.04 dollars per franc for 2010, 1.07 dollars per franc for 2011 and 1.09 dollars per franc for 2012.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2012.

Name and award program	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh)	FMV on Day of Grant	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
E. V. Goings
Annual Incentive Program	n/a	746,790	1,493,580	2,987,160
Performance Share Program	2/28/2012				7,219	28,875	43,313				62.20	1,796,025
Stock Options	11/8/2012								127,300	61.03	19.66	2,502,718

Simon C. Hemus
Annual Incentive Program	n/a	363,550	727,100	1,454,200
Performance Share Program	2/28/2012				2,344	9,375	14,063				62.20	583,125
Stock Options	11/8/2012								41,400	61.03	19.66	813,924

Michael S. Poteshman
Annual Incentive Program	n/a	160,554	321,107	642,214
Performance Share Program	2/28/2012				1,263	5,050	7,575				62.20	314,110
Stock Options	11/8/2012								23,850	61.03	19.66	468,891

Pablo M. Muñoz
Annual Incentive Program	n/a	97,617	195,234	390,468
Gainsharing Program	n/a		—
Performance Share Program	2/28/2012				900	3,600	5,400				62.20	223,920
Stock Options	11/8/2012								17,500	61.03	19.66	344,050

Christian Skroeder
Annual Incentive Program	n/a	177,980	355,960	711,920
Performance Share Program	2/28/2012				900	3,600	5,400				62.20	223,920
Stock Options	2/28/2012								24,300	62.20	20.83	506,169
Stock Options	11/8/2012								15,900	61.03	19.66	312,594

(1)	Represents the range of possible future payouts under the AIP. Messrs. Muñoz’ and Skroeder’s Gainsharing Programs each commenced prior to 2012, and are not included in the 2012 Grants of Plan-Based Awards table.

(2)	Represents the number of performance shares awarded under the 2012-2014 Performance Share Program.

(3)	During 2012, no NEO received time-vested restricted stock awards.

(4)	Represents stock options awarded under the 2010 Incentive Plan. Option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on the first, second, and third anniversaries of the grant date and have a 10-year term.

(5)	Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on target achievement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 29, 2012.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	75,700	0		$14.63	11/18/13
	75,700	0		$18.23	11/16/14
	127,500	0		$23.49	11/16/15
	127,500	0		$20.83	11/01/16
	117,000	0		$33.77	11/01/17
	236,600	0		$17.54	11/18/18
	44,600	0		$17.36	02/16/19
						150,000	(1)	$9,400,500
	127,450	0		$48.30	11/17/19
						38,629	(2)	$2,420,879
	93,266	46,634	(3)	$47.31	11/03/20
									48,900	(4)	$3,064,563
	40,883	81,767	(5)	$54.92	11/15/21
									43,313	(6)	$2,714,394
	0	127,300	(7)	$61.03	11/07/22

Simon C. Hemus	14,867	0		$17.36	02/16/19
						100,000	(1)	$6,267,000
	50,950	0		$48.30	11/17/19
						15,444	(2)	$967,875
	31,900	15,950	(3)	$47.31	11/03/20
									16,725	(4)	$1,048,156
	13,283	26,567	(5)	$54.92	11/15/21
									14,063	(6)	$881,297
	0	41,400	(7)	$61.03	11/07/22

Michael S. Poteshman	2,000	0		$18.23	11/16/14
	15,000	0		$23.49	11/16/15
	16,000	0		$20.83	11/01/16
	31,000	0		$33.77	11/01/17
	35,350	0		$17.54	11/18/18
	21,250	0		$48.30	11/17/19
						6,426	(2)	$402,717
	14,733	7,367	(3)	$47.31	11/03/20
									7,725	(4)	$484,126
	7,150	14,300	(5)	$54.92	11/15/21
									7,575	(6)	$474,725
	0	23,850	(7)	$61.03	11/07/22

Pablo M. Muñoz	0	1,534	(3)	$47.31	11/03/20
						359	(8)	$22,499
						20,000	(9)	$1,253,400
	0	10,234	(5)	$54.92	11/15/21
									5,400	(6)	$338,418
	0	17,500	(7)	$61.03	11/07/22

Christian E. Skroeder	7,100	0		$14.63	11/18/13
	4,000	0		$18.23	11/16/14
	3,000	0		$23.49	11/16/15
	3,000	0		$20.83	11/01/16
	7,700	0		$33.77	11/01/17
	30,750	0		$17.54	11/18/18
	28,650	0		$21.14	01/25/19
	18,050	0		$48.30	11/17/19
						5,477	(2)	$343,244
	12,266	6,134	(3)	$47.31	11/03/20
									6,450	(4)	$404,222
	5,116	10,234	(5)	$54.92	11/15/21
	0	24,300	(10)	$62.20	02/27/22
									5,400	(6)	$338,418
	0	15,900	(7)	$61.03	11/07/22

(1)	Time-vested restricted stock will vest on 12/31/2014 and 3/7/2014 for Messrs. Goings and Hemus, respectively.

(2)	Performance shares pursuant to the 2010—2012 Performance Share Program. Number of shares is reported at 146.0% achievement level. The performance shares vested on February 19, 2013.

(3)	Options will vest on 11/4/2013.

(4)

Performance shares pursuant to the 2011—2013 Performance Share Program. Number of shares is reported at maximum achievement level. The performance shares will vest in February 2014 if performance conditions are met.

(5)	Option will vest in two equal annual installments beginning 11/16/2013.

(6)

Performance shares pursuant to the 2012—2014 Performance Share Program. Number of shares is reported at maximum achievement level. The performance shares will vest in February 2015 if performance conditions are met.

(7)	Option will vest in three equal annual installments beginning 11/8/2013.

(8)	Time-vested restricted stock will vest on 11/4/2013.

(9)	Time-vested restricted stock will vest on 3/10/2014.

(10)	Options will vest on 8/21/16.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table sets forth stock option exercises and stock vested for the NEOs during the year ended December 29, 2012.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
E.V. Goings	172,100	$8,104,858	94,401	$5,871,742

Simon C. Hemus	84,851	2,937,753	37,190	2,313,218

Michael S. Poteshman	20,000	755,800	11,846	736,821

Pablo M. Muñoz	15,766	288,092	633	39,284

Christian E. Skroeder	20,000	795,190	10,350	643,770

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 29, 2012.

2012 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)(2)	Present value of accumulated benefit ($)(3)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	$380,479	$0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	1,791,346	0
	Supplemental Executive Retirement Plan (SERP)	20	23,391,761	0
Simon C. Hemus(4)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	135,235	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	47,213	0
Pablo M. Muñoz	Tupperware Brands Corporation Base Retirement Plan	12	193,808	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	36,240	0
Christian E. Skroeder	TEAM Pension Plan	24	3,748,426	0

(1)	All participating NEOs except Mr. Poteshman are currently eligible for retirement under each of the plans reported in the table.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan, the number of years of credited service is less than actual years of service because the plans were frozen in 2005.

(3)

The assumptions used for such present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012. Since the CEO is over the Normal Retirement Age (65) the pre-retirement discount rate does not apply to his benefits.

(4)	Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under

Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan (SERP)

The CEO also participates in a SERP, which based on his greater than 20 years of service provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus bonus, during the last five years of service. The benefit under this SERP is reduced by other Company retirement plan obligations received under the BRP, the Retirement Savings Plan and the Supplemental Plan, and will be paid out upon retirement in a lump sum. The present value of the CEO’s accumulated benefit ($23,287,501) is calculated as if the CEO had retired on the December 29, 2012 valuation date using a 3.5 percent effective long-term lump sum conversion interest rate. However, the actual retirement date of the CEO has not been determined.

TEAM Pension Plan

Under the TEAM Pension Plan, Mr. Skroeder will receive an annual payment for each year of service equal to 1.75 percent of pay of the average of the best five salaries in the final ten years prior to retirement. Compensation covered by the TEAM Pension Plan includes salary plus annual cash incentive, but does not include any overtime, commissions, occasional premiums or other incentive payments. Mr. Skroeder has 24 years credited service under the plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefit payable upon retirement at normal retirement age for Mr. Skroeder is $249,957. The estimate uses a formula that considers participation in the TEAM Pension Plan and any predecessor plan formula. Upon retirement, Mr. Skroeder may elect to receive the benefit in the form of a (1) single payment; (2) annuity option with a 60% widow’s pension; or (3) a mix between a capital payment and annuity as described.

2012 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 29, 2012 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	0.02%
Spartan U.S. Bond Index Fund Advantage Class	4.17%
Spartan® Extended Market Index Fund Advantage Class	18.05%
Spartan® 500 Index Fund Advantage Class	15.97%
Spartan® International Index Fund Advantage Class	18.78%

An executive may elect an in-service distribution under the EDCP. He or she must specify at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Hemus as a result of termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account was adjusted as of the last day of 2012 to reflect the blended rate of return of ten months of the Tupperware Brands Corporation Retirement Savings Plan fixed income fund and two months of the 30 year Treasury rate. Prior to 2012, the rate of return of the Tupperware Brands Corporation Retirement Savings Plan fixed income fund (the “Fixed Income Fund Rate”) was used, and going forward the 30 year Treasury rate will be used. The rate of return in 2012 was 0.5648 percent. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible after his departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that would exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2012 equals the blended rate of return of ten months of the Fixed Income Fund Rate and two months of the 30 year Treasury rate. Prior to 2012, the Fixed Income Fund Rate was used, and going forward the 30 year Treasury rate will be used. The rate of return in 2012 was 0.5648 percent. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

The following table sets forth the deferred compensation activity under the EDCP, SDCP and the defined contribution portion of the Supplemental Plan, if any, for the Company’s NEOs as of and for the fiscal year ended December 29, 2012. Mr. Skroeder was not eligible to participate in the deferred compensation plans.

2012 NON-QUALIFIED DEFERRED COMPENSATION TABLE (1)

Name	Plan Name	Executive Contributions in FY 2012 ($)(2)	Registrant Contributions in FY 2012 ($)(2)	Aggregate Earnings in FY 2012 ($)	Aggregate Distributions in FY 2012 ($)	Aggregate Balance at December 29, 2012 ($)(3)
E. V. Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$278,979	$28,425	$0	$5,117,116
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	425,722	0	2,771,007
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	135,780	3,837	0	711,534
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	210	0	37,307
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	64,950	3,184	0	581,419
Pablo M. Muñoz	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	44,582	2,158	0	393,970

(1)

In 2012, the interest rate earned under the Supplemental Plan was 0.5648 percent. The only NEO who participated in the EDCP in 2012 was Mr. Goings, under which the investment return of $425,722 was 18 percent. Mr. Hemus is a participant in the SDCP, under which interest earned was 0.5648 percent during 2012, with earnings of $210.

(2)	All Executive and Registrant contributions are included in the Summary Compensation Table.

(3)	Amounts include Executive and Registrant Contributions, including those indicated over the previous five years as follows:

Name	Executive and Registrant Contributions in FY 2011($)	Executive and Registrant Contributions in FY 2010($)	Executive and Registrant Contributions in FY 2009($)	Executive and Registrant Contributions in FY 2008($)	Executive and Registrant Contributions in FY 2007($)
E. V. Goings	$327,964	$309,185	$247,950	$2,371,565	$209,163
Simon C. Hemus	160,309	152,204	118,350	130,919	34,497
Michael S. Poteshman	68,029	59,314	52,380	50,089	30,317
Pablo M. Muñoz	40,355	34,326	12,392	15,487	10,025

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any running AIP or long-term cash incentive program at target level, other than any Gainsharing Program as those do not generate a change-in-control payment, as well as an amount equal to three times the sum of the NEO’s annual base salary plus AIP at target level for the year of termination. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include (except as noted below) a modified gross-up provision, pursuant to which the Company will “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement would be reduced to the amount at which no excise tax would apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason,” each as defined by the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the AIP for the year of termination based on actual performance by the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual bonus in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such bonus plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO is bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments received by the CEO under the above-described change-in-control employment agreement. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market at the time.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 28, 2012. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $62.67.

2012 PAYMENTS UPON HYPOTHETICAL TERMINATION AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control (8)
E.V. Goings	AIP(1)	$2,825,227	$2,825,227	$2,825,227	$2,825,227	$—	$—	$1,493,580
	Performance Share Program(2)	4,356,056	4,356,056	4,356,056	—	—	—	1,755,222
	Unvested Stock Option and Restricted Stock Awards(3)	16,325,574	1,558,764	1,558,764	1,102,736	—	—	10,959,264
	Value of Benefits(4)	—	—	—	118,176	—	—	173,365
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Multiple of Salary and AIP Payments(6)	—	—	—	5,250,160	—	—	7,875,240
	Executive Life Benefit(7)	700,000	—	—	—	—	—	—
	Total Payments	24,206,858	8,740,048	8,740,048	9,296,299	—	—	22,256,671

Simon C. Hemus	AIP(1)	1,375,393	1,375,393	1,375,393	1,375,393	—	—	727,100
	Performance Share Program(2)	1,623,370	1,623,370	1,623,370	—	—	—	701,757
	Unvested Stock Option and Restricted Stock Awards(3)	8,745,249	518,782	518,782	370,571	—	—	6,785,782
	Value of Benefits(4)	—	—	—	—	—	—	168,381
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	4,164,300
	Executive Life Benefit(7)	661,000	—	—	—	—	—	—
	Total Payments	12,405,012	3,517,545	3,517,545	1,745,964	—	—	12,547,320

Michael S. Poteshman	AIP(1)	607,410	607,410	607,410	607,410	—	—	321,107
	Performance Share Program(2)	723,789	723,789	723,789	—	—	—	291,984
	Unvested Stock Option and Restricted Stock Awards(3)	1,146,405	263,096	—	181,608	—	—	263,096
	Value of Benefits(4)	—	—	—	—	—	—	143,619
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	2,310,620
	Executive Life Benefit(7)	449,100	—	—	—	—	—	—
	Total Payments	2,926,704	1,594,295	1,331,199	789,018	—	—	3,330,426

Pablo M. Muñoz(5)	AIP(1)	324,323	324,323	324,323	324,323	—	—	195,234
	Performance Share Program(2)	104,115	104,115	104,115	—	—	—	—
	Unvested Stock Option and Restricted Stock Awards(3)	1,520,280	131,576	72,786	72,786	—	—	1,407,474
	Value of Benefits(4)	—	—	—	—	—	—	145,125
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	1,553,801
	Executive Life Benefit(7)	322,700	—	—	—	—	—	—
	Total Payments	2,271,418	560,013	501,223	397,109	—	—	3,301,633

Christian E. Skröder(5)	AIP(1)	711,658	711,658	711,658	711,658	—	—	355,960
	Performance Share Program(2)	593,806	593,806	593,806	—	—	—	248,850
	Unvested Stock Option and Restricted Stock Awards(3)	936,199	211,029	211,029	142,567	—	—	211,029
	Value of Benefits(4)	—	—	—	—	—	—	77,474
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	2,834,051
	Executive Life Benefit(7)	588,588	—	—	—	—	—	—
	Total Payments	2,830,251	1,516,493	1,516,493	854,225	—	—	3,727,364

(1)	Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2012 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)	With the exception of termination upon change-in-control, amounts included are 2010—2012 Performance Share Program awards at the fiscal 2012 year-end stock price, plus dividends declared during the performance period and to be paid in cash and the pro-rata portion of awards under the 2011—2013 and 2012—2014 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2012. Upon termination for change-in-control, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)	Included in such amounts is the year-end 2012 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock awards upon which restrictions would lapse upon a termination. In the event of death all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause all unvested awards would be forfeited. In the event of voluntary resignation all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)	Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable, as provided under the agreement.

(5)	The Company determined the amount of the excise tax payment by multiplying 20 percent by the “excess parachute payment” that would arise in connection with payments made to the applicable NEOs upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of section 280G of the Code. The Company used the following key assumptions to determine the applicable NEO’s tax gross-up payment: (i) the NEO’s income is taxed at the highest federal and applicable state marginal income tax rates, and (ii) all stock option awards are deemed exercised upon the applicable triggering event. If the amount that the NEO would receive under the change-in-control agreement was equal to or less than 120% of the highest amount that the NEO would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount paid to the NEO has been reduced to the amount at which no excise tax applied. Mr. Muñoz is not entitled to a tax gross-up and Mr. Skroeder is not subject to U.S. tax law.

(6)	Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest AIP target bonus in effect during the 12 months preceding the date of termination. Under the NEO’s change-in-control agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level.

In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)	Equal to one times base salary, capped at $700,000 payable under the executive life insurance benefit in the event of death.

(8)	The value of incentives payable as of December 29, 2012 under a change-in-control without termination of employment for the NEOs under equity programs would be: $18,080,796 for Mr. Goings; $9,447,006 for Mr. Hemus; $1,438,389 for Mr. Poteshman; $1,520,280 for Mr. Muñoz; and $1,185,049 for Mr. Skroeder. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement.

2012 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2012. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in pension value and nonqualified compensation earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	95,000		95,022			19,548	209,570
Rita Bornstein	95,000		0			8,444	103,444
Susan M. Cameron	47,500	47,500	95,022			3,225	193,247
Kriss Cloninger III	113,750		95,022			4,756	213,528
Clifford J. Grum	95,000		0			10.183	105,183
Joe R. Lee	95,000		95,022			5,009	195,031
Bob Marbut	95,000		0			4,239	99,239
Angel R. Martinez	0	95,000	95,022			15,789	205,811
Antonio Monteiro de Castro	95,000		95,022			5,015	195,037
Robert J. Murray	114,500		95,022			11,654	221,176
David R. Parker	110,000		95,022			22,947	227,969
Joyce M. Roché	90,000	23,750	95,022	2,314	(3)	22,947	224,033
M. Anne Szostak	90,500		95,022			8,256	199,788

(1)	Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s stock on the date of grant ($53.99).

(2)	Includes product samples with a retail value of approximately $1,042 ($1,295 in the case of Mr. Lee), dividend equivalents paid and/or accrued on restricted stock units in 2012 and a match on charitable contributions made in 2012 as part of the Company’s matching gift program in the amount of $3,500 for Ms. Bertini, Dr. Bornstein, Ms. Roché, Ms. Szostak and Messrs. Parker and Murray.

(3)	Represents a preferential amount of accrued interest in 2011 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was 3.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2012 fiscal year-end were:

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	10,861
Rita Bornstein	0	0	0
Susan M. Cameron	0	0	1,760
Kriss Cloninger III	0	1,500	1,760
Clifford J. Grum	0	0	0
Joe E. Lee	4,000	1,500	1,760
Bob Marbut	0	0	0
Angel R. Martinez	0	1,500	9,422
Antonio Monteiro de Castro	0	0	3,199
Robert J. Murray	4,000	1,500	4,120
David R. Parker	0	1,500	13,221
Joyce M. Roché	12,000	1,500	13,221
M. Anne Szostak	0	1,500	1,760

The Company’s objective is to align director compensation between the median and 75th percentile of the external marketplace defined as the same Comparator Peer Group developed for executive compensation benchmarking. Annually, the Nominating and Governance Committee, working in conjunction with management or an external consultant selected by the Nominating and Governance Committee, reviews Director compensation against the market and recommends adjustments where necessary. Non-employee directors of the Company receive (i) an annual retainer fee of $190,000, (ii) committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee), and (iii) in the case of the Presiding Director, a retainer of $30,000 per year. Meeting fees are not paid unless the total number of meetings exceed 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would be paid $500) will be made. Of the annual retainer fee ($190,000), one half of the value is made in the form of an equity award, as determined by the Nominating and Governance Committee of the Board of Directors. In 2012, the Nominating and Governance Committee approved grants of restricted stock units in the amount of 1,760 share units per Director, intending to deliver a value of $95,000. Directors may elect to receive all or a portion of the remainder of their compensation in stock.

The Company also provides a grant of 1,000 shares of Tupperware Brands Corporation common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise generally not exceeding $2,000.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding named executive officer compensation. In accordance with the preference expressed by shareholders the 2011 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs as described in this Proxy Statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board of Directors of the Company acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in a compensation system which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. On average, the portion of performance-based compensation for the named executive officers as a percentage of total target direct compensation equaled 71 percent in 2012. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

The Company performed well in 2012. Full-year sales increased 5 percent in local currency, with an estimated negative 1 percentage point impact from having one less week in the fiscal calendar than in 2011. GAAP net income decreased 12 percent, reflecting weaker foreign exchange rates and non-cash impairment charges related to the valuation of purchase accounting intangible assets. As measured for incentive purposes, in constant currency and excluding certain pre-defined items from current and prior year results, net income increased in 2012 by 12 percent and on a per share basis increased 22 percent. The named executive officers have been compensated in accordance with the satisfaction of specified performance objectives as described in this Proxy Statement and as evidenced in past years’ proxy statements. In 2012, shareholders overwhelmingly demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by the 96% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Ratify the Appointment of Independent Auditors

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 28, 2013, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2012.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2012 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2012 and 2011 and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2012 and 2011 were $5,011,994, and $5,174,669, respectively.

Audit-Related Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for fiscal years 2012 and 2011 were $96,949 and $146,650, respectively. Such fees involved the following activities: employee benefit plan audits, computer software services, attestation services and consultations on matters in various of the countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2012 and 2011 for tax-related services were $2,971,988 and $2,747,373, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2012 and 2011, $2,287,213 and $1,953,259, respectively, related to tax compliance services and $684,775 and $794,114, respectively, related to tax planning and tax advisory services.

All Other Fees

The fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for fiscal years 2012 and 2011 for services other than those described in the preceding paragraphs were $10,560, and $101,800, respectively. Such fees in 2012 were for a software license renewal and in 2011 were for a software license renewal and special investigation services.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2012 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2013.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation material as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2014 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than March 15, 2014 and no earlier than February 23, 2014, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2014 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 30, 2013.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,000 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: March 29, 2013

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 & 3.

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Catherine A. Bertini	☐	☐	☐	07	Antonio Monteiro de Castro	☐	☐	☐

	02	Susan M. Cameron	☐	☐	☐	08	Robert J. Murray	☐	☐	☐
ò Please fold here – Do not separate ò

	03	Kriss Cloninger, III	☐	☐	☐	09	David R. Parker	☐	☐	☐

	04	E. V. Goings	☐	☐	☐	10	Joyce M. Roché	☐	☐	☐

	05	Joe R. Lee	☐	☐	☐	11	M. Anne Szostak	☐	☐	☐

	06	Angel R. Martinez	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐ For ☐ Against ☐ Abstain

3.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR AND FOR ITEMS 2 AND 3.

I plan to attend the meeting.  ☐

If you check this box an

admission ticket will be sent to you.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 24, 2013

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1 and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.eproxy.com/tup Use the Internet to vote your proxy until 1:00 p.m. (ET) on May 23, 2013.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on May 23, 2013.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.